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                                   EXHIBIT 11.01
                            CONSOLIDATED PRODUCTS, INC.
                         COMPUTATION OF EARNINGS PER SHARE


NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share". Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Under the new requirements for computing basic earnings per share, the dilutive effect of stock options is excluded. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented, and where necessary, have been restated to conform to the requirements of Statement 128.

     Diluted earnings per common and common equivalent share is computed by dividing net earnings by the weighted average number of outstanding and common equivalent shares. Common equivalent shares include shares subject to purchase under stock options.

     Net earnings per common and common equivalent share and weighted average shares and equivalents for the twelve weeks ended December 18, 1996 have been restated to give effect to the five for four stock split declared on December 3, 1997, distributed on December 26, 1997 to shareholders of record on December 15, 1997.

     The following table presents information necessary to calculate basic and diluted earnings per common and common equivalent share:

                                                      TWELVE WEEKS ENDED
                                                  ---------------------------
                                                  DECEMBER 17,   DECEMBER 18,
                                                     1997           1996
                                                  ------------   ------------

Weighted average shares outstanding - Basic         20,754,009     19,210,709
Share equivalents                                      373,790        361,684
                                                  ------------   ------------
Weighted average shares and equivalents - Diluted   21,127,799     19,572,393
                                                  ------------   ------------

Net earnings for basic and diluted earnings
     per share computation                        $  3,923,916   $  3,229,205
                                                  ------------   ------------
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